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Exhibit 10.01

Form Of
Citigroup Inc.
Employee Option Grant Agreement

        1.    Award Agreement.    Citigroup Inc. ("Citigroup") hereby grants to {NAME} (the "Participant"), the award(s) summarized below, pursuant to the terms of the Executive Option Grant Program (the "Program"). The terms, conditions and restrictions of your award are contained in this Employee Option Grant Agreement, including the attached Appendix (together, the "Agreement"), and are summarized, along with additional information, in the Executive Option Grant Program prospectus dated February 14, 2011, and any applicable prospectus supplements (together, the "Prospectus"). Your award is also governed by the Citigroup 2009 Stock Incentive Plan, as amended and restated effective February 9, 2011, and as it may be further amended from time to time (the "Plan"). For the award to be effective, you must accept below, acknowledging that you have received and read the Prospectus and this Agreement, including the Appendix.

        2.    Executive Option Grant Summary*

Grant Date:	February 14, 2011
Grant Price:	$xx.xx per share
Number of Shares:	{#OPTION SHARES}
Vesting Dates (1/3 each vesting date):	February 14, 2012
February 14, 2013
February 14, 2014
Option Expiration Date:	February 14, 2017

        3.    Acceptance and Agreement by Participant.    I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the Prospectus (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup's policies, as in effect from time to time, relating to the administration of the Program and the Plan. I understand that vesting is conditioned upon continuous employment with the Company, and that an Award may be cancelled if there is a break in or termination of my employment with the Company.

CITIGROUP INC.	PARTICIPANT'S SIGNATURE:
By:
[Name] [Title]	Name: GEID:

*
The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, are contained in this Agreement, which includes the Appendix hereto, and are also summarized in the Prospectus. The Award is also subject to any limitations, adjustments or clawback provisions required under the Emergency Economic Stabilization Act of 2008, as amended, agreements between the Company and the United States Treasury Department and/or the Federal Deposit Insurance Corporation, Company policy, other legal, regulatory or governmental requirements, stock exchange listing requirements, or that are required to enable the Company to qualify for any government loan, subsidy, investment or other program.

 CITIGROUP INC.
EMPLOYEE OPTION GRANT AGREEMENT
APPENDIX

        This Appendix constitutes part of the Employee Option Grant Agreement (the "Agreement") and is applicable to the Executive Option Grant Program award summarized on the first page of this Agreement. This Appendix is part of the Agreement and sets forth the terms and conditions and other information applicable to the non-qualified stock option (the "Option"), granted to Participant under the Program, as described in the Award Summary on page 1. All Options are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as "shares" or "Citigroup stock"). The "Company", for purposes of this Agreement, shall mean Citigroup and its subsidiaries that participate in the Program, except where provided otherwise herein.

        1.    Terms and Conditions.    The terms, conditions, and restrictions of the Option are set forth below. Certain of these provisions, along with other important information, are summarized in the Executive Option Grant Program prospectus dated February 14, 2011 (the "Prospectus"), and any applicable prospectus supplement that may be published from time to time. The terms, conditions, and restrictions of the Option include, but are not limited to, provisions relating to amendment, vesting, and cancellation of the Option, restrictions on the transfer of the Option, and additional restrictions that may be imposed on the Option pursuant to Sections 4(j) and 4(k) of this Agreement, as further described below.

        By accepting an Option, Participant acknowledges that he or she has read and understands the Prospectus and the terms and conditions set forth in this Appendix. Participant understands that this Option and all other incentive awards are entirely discretionary and that no right to receive the Option, or any incentive award, exists absent a prior written agreement to the contrary.

        Participant understands that the value that may be realized from the Option, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are discretionary, and intended to promote employee retention and stock ownership and to align employees' interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if such conditions are not satisfied.

        Any monetary value assigned to the Option in any communication regarding the Option is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant. Receipt of an Option covered by this Agreement, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

        Any actual, anticipated, or estimated financial benefit to Participant from the Option is not and shall not be deemed to be a normal or an integral part of Participant's regular or expected salary or compensation from employment for any purposes, including, but not limited to, calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements, and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

        2.    Vesting.    If conditions to vesting are satisfied, the Option will vest in the installment amounts and on the vesting dates set forth in the Stock Option Grant Summary. Vesting in each case is subject to receipt of the information necessary to make any required tax payments and confirmation by Citigroup that all conditions to vesting have been satisfied.

        Vesting is conditioned on Participant's continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided below, and subject to Section 4(j).

        3.    Exercise of Option.    Vested Option shares may be exercised in whole or in part by Participant upon notice to the Company, together with provision for payment of the grant price (as set forth in the Stock Option Grant Summary). Such notice shall be given in the manner prescribed by Citigroup and shall specify the date and method of exercise and the number of Option shares that are being exercised. The currently available option exercise methods, which are subject to change at any time, are described in the Prospectus. All stock option exercises will be processed in accordance with the Citigroup Equity Compensation administrative procedures and deadlines then in effect. If Participant uses a broker-assisted exercise method that may be available from time to time, Participant acknowledges and agrees that option proceeds from any broker-assisted exercises will be net of applicable commissions and fees associated with these transactions. The applicable commissions and fees will be disclosed to Participant at or prior to the time of exercise or will be available to Participant upon request. The laws of the country in which Participant is working at the time of grant, vesting, and/or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax or labor matters), and Citigroup accounting or other policies, whether dictated by such country's political or regulatory climate or otherwise, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus; such restrictions may apply differently if Participant is a resident or expatriate employee, and are subject to change at any time. If the last day on which an Option may be exercised pursuant to any provision of this Agreement is not a trading day on the New York Stock Exchange, then the immediately preceding New York Stock Exchange trading day shall be the last day on which an Option may be exercised. Under no circumstances may an Option be exercised after the Option Expiration Date set forth in the Stock Option Grant Summary (the "Option expiration date"). The Company is not obligated to notify a Participant (or his or her estate or personal representatives) that an Option is nearing expiration.

        4.    Continuous Employment and other Vesting and Post-Vesting Conditions.    The vesting of the Option shares and the Participants right to exercise Option shares is conditioned upon Participant's continuous employment with the Company and/or subject to other conditions, as provided below.

        The vesting of Option shares and Participant's right to exercise Option shares is conditioned upon Participant's continuous employment with the Company, except as otherwise provided below.

        If Participant's employment with the Company terminates or is interrupted for any reason described below, Participant's rights with respect to the Option will be affected as indicated below. If Participant's employment with the Company terminates for any reason not described below, the Option will be canceled.

        (a)    Voluntary Resignation.    If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Section 4(i) below, vesting of Option shares will cease and all unvested Option shares will be canceled on the date Participant's employment is so terminated. Participant may exercise vested Option shares until the Option expiration date.

        (b)    Disability.    Option shares will continue to vest on schedule and may be exercised, subject to all other provisions of this Agreement, during Participant's approved disability leave pursuant to a Company disability policy (but not later than the Option expiration date). If Participant's disability ends with Participant's termination of employment on account of the disability, any unvested Option shares will vest immediately. Vested Option shares may be exercised until the Option expiration date.

        (c)    Approved Personal Leave of Absence (Non-Statutory Leave).

          (i)    Unvested Option shares will continue to vest on schedule and may be exercised, subject to all other provisions of this Agreement, during the first six months of an approved personal leave of absence, provided that Participant's leave of absence was approved by management of

  Participant's business unit in accordance with the leave of absence policies applicable to Participant (an "approved personal leave of absence"). Unvested Option shares will be canceled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

          (ii)   If Participant's employment terminates for any reason specified elsewhere in this Section 4 during the first six months of an approved personal leave of absence, the Award will be treated as described in the applicable provision of this Section 4. If Participant meets the "Rule 75" as defined in Section 4(i) before the approved personal leave of absence exceeds six months, unvested shares will continue to vest on schedule, subject to all other provisions of this agreement.

        (d)    Statutory Leave of Absence.    Unvested Option shares will continue to vest on schedule and may be exercised, subject to all other provisions of this agreement, during a leave of absence that is approved by management of Participant's business unit, provided by applicable law and is taken in accordance with such law and applicable Company policy (a "statutory leave of absence"). If Participant meets the "Rule of 75" as defined in Section 4(i) during a statutory leave of absence, unvested shares will continue to vest on schedule, subject to all other provisions of this agreement.

        (e)    Death.    If Participant's employment terminates by reason of Participant's death, any unvested Option shares will vest and vested Option shares may be exercised only by the lawful representative of Participant's estate until the Option expiration date.

        (f)    Involuntary Termination for Gross Misconduct.    Notwithstanding any provisions of this Agreement to the contrary, if the Company terminates Participant's employment because of Participant's "gross misconduct" (as defined below), vesting of the Option, and the Participant's right to exercise vested Option shares will cease on the date Participant's employment is so terminated; all unvested and unexercised Option shares will be canceled as of date Participant's employment is terminated, and Participant shall have no further rights of any kind with respect to the Option. For purposes of this Agreement, "gross misconduct" means any conduct that (i) is in competition with the Company's business operations, (ii) that breaches any obligation that Participant owes to the Company or Participant's duty of loyalty to the Company, (iii) is materially injurious to the Company or (iv) is otherwise determined by the Personnel and Compensation Committee of the Citigroup Board of Directors (the "Committee"), in its sole discretion, to constitute gross misconduct. For purposes of this Section 4(f), "Company" shall mean Citigroup and any of its subsidiaries.

        (g)    Employment by Company Ends as a Result of a "Qualifying Transaction."    If Participant is no longer employed by the Company as a direct result of a "qualifying transaction" (as defined below), all unvested Option shares will vest on the date Participant's employment status changes as a result of the qualifying transaction. Vested Option shares may be exercised until the Option expiration date. For these purposes, a "qualifying transaction" means any one of the following events or combination of events:

          (i)    The stock or other equity interest in the Citigroup subsidiary that employs Participant is sold or otherwise disposed of in a transaction that results in Citigroup ceasing to control or own a significant equity interest in the subsidiary. In these circumstances, Participant's employment by the Company will end on the date Citigroup ceases to control or own a significant equity interest in the subsidiary. For these purposes, the Committee will determine, in its sole discretion, whether Citigroup ceases to control, or own a significant equity interest in, a subsidiary.

          (ii)   Either (a) a sale or other disposition of assets comprising the business unit to which Participant provides substantial services, or (b) the transfer to an external service provider of Participant's job function in connection with the Company's entering into a services agreement with the external service provider, and (c) the involuntary termination of Participant's employment by the Company other than for "gross misconduct" in connection with the sale or other disposition of assets or the Company's entering into a services agreement covering Participant's job function. In these circumstances, Participant will not be eligible for the treatment described above if the Company determines that Participant has rejected an employment opportunity with the buyer or external services provider on terms and conditions that are comparable to the terms and conditions of Participant's employment by the Company, and in such case paragraph (h) (or other applicable paragraph) of this Section 4 will apply.

        (h)    Involuntary Termination Other than for Gross Misconduct.    Unless paragraph (g) above applies, if Participant's employment is terminated by the Company involuntarily other than for gross misconduct including under a reduction in force or job discontinuance program, and Participant has not met the "Rule of 75" as defined in Section 4(i), a prorated portion of the unvested Option shares will immediately vest and any vested Option shares may be exercised until the Option expiration date. The prorated portion of unvested Option shares that vest in accordance with the preceding sentence shall be calculated (1) by assuming that the portion of the Option shares scheduled to vest on each different vesting date is a separate award, and (2) for each separate award, by multiplying the number of unvested Option shares that are subject to such separate award by a fraction, the numerator of which is equal to the number of days the Participant was employed by the Company during the vesting period applicable to such separate award and the denominator of which is equal to the number of days in the entire vesting period applicable to such separate award. For these purposes, the vesting period is the period of time starting on and including the grant date and ending on and including the applicable vesting date.

        (i)    Termination after meeting the "Rule of 75."    If Participant's employment with the Company terminates for any reason other than involuntary termination for "gross misconduct," and on or before such date Participant's age plus full years of service with the Company equals at least 75 (the "Rule of 75"), then any unvested Option shares will vest on the date Participant's employment terminates. Vested Option shares may be exercised until the Option expiration date.

        (j)    Clawback; Misconduct; Error; Downturn in Performance or Failure of Risk Management.    Any unvested shares subject to the Option and any vested but unexercised Option shares will be canceled or forfeited if the Committee determines that (1) Participant received the Option based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, (2) Participant knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements or performance metrics, or (3) Participant materially violated any risk limits established or revised by senior management, a business head and/or risk management, or any balance sheet or working or regulatory capital guidance provided by a business head.

        (k)    One-Year Sale Restriction on Incremental Shares from Exercises before February 14, 2016.    If Participant exercises the Option before the fifth anniversary of the grant date (February 14, 2016), the shares issued after covering the option cost (equal to the grant price, as set forth in the Stock Option Grant Summary, times the number of option shares exercised), applicable taxes, and any brokerage commission and fees ("incremental shares") will be subject to a restriction on sale or transfer beginning on the exercise date and ending one year thereafter. In the event of Participant's death, the sale restriction imposed on Option shares will cease to apply and will not be imposed on any shares that may be acquired by Participant's estate in a future exercise of the Option.

        5.    Non-Transferability.    The Option and any sale-restricted incremental shares relating to the Option may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Option or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancelation of the Option. During Participant's lifetime, all rights with respect to the Option shall be exercisable only by Participant, and any and all payments in respect of the Option shall be to Participant only. The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Option, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant's Option and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

        6.    Stockholder Rights.    Participant shall have no rights as a stockholder of Citigroup over any shares covered by an Option, unless and until shares are distributed to Participant in connection with an Option exercise.

        7.    Right of Set Off.    Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law, retain for itself funds or securities otherwise payable to Participant pursuant to this Option or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms. The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

        8.    Consent to Electronic Delivery.    In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Option(s) covered by this Agreement and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

        9.    Plan Administration.    The Option described in this Agreement has been granted subject to the terms of the Plan. The shares deliverable to Participant upon the exercise of an Option will be from the shares available for grant pursuant to the terms of the Plan.

        10.    Adjustments.    In the event of any change in Citigroup's capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup's capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Option and/or the grant price applicable to an Option. All such adjustments shall conform to the requirements of Section 409A of the Internal

Revenue Code of 1986, as amended (the "Code"), to the extent applicable, and with respect to Options intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Option granted to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate any Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Option.

        11.    Taxes and Tax Residency Status.    By accepting the Option, Participant agrees to pay all applicable income taxes (or hypothetical tax, if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of an Option grant until the later of the date of its last exercise or the subsequent sale of any shares upon any exercise of the Option. By accepting the Option, Participant also agrees to provide, upon request, information about his or her tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

        12.    Entire Agreement; No Right to Employment.    The Prospectus and the Agreement constitute the entire understanding between the Company and Participant regarding the Option and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, the Prospectus, or in any prospectus supplement or any other communication about the Option shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

        13.    Amendment.    The Committee may in, its sole discretion, modify, amend, terminate or suspend the Option or the Program at any time, except that no termination, suspension, modification or amendment of the Option or the Program shall (i) cause the Option or the Program to become subject to, or violate, Section 409A of the Code, or (ii) adversely affect Participant's rights with respect to the Option, as determined by the Committee, without Participant's written consent.

        14.    Compliance with Regulatory Requirements.    Notwithstanding any provision of this Agreement to the contrary, the Option will be subject to any limitations, adjustments or clawback provisions applicable to Participant to the extent required under (a) the Emergency Economic Stabilization Act of 2008, as amended, and any applicable rules or regulations thereunder, (b) any agreement entered into between the Company and the United States Treasury Department in connection with the Company's participation in, the Troubled Asset Relief Program or the Exchange Agreement dated June 9, 2009, between the Company and the United States Treasury Department and the Federal Deposit Insurance Corporation, or (c) any policy implemented at any time by the Company in its discretion to (i) comply with any other legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental agency or authority, (ii) comply with the listing requirements of any stock exchange on which the Company's common stock is traded or (iii) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

        15.    Arbitration; Conflict; Governing Law.    Any disputes related to the Option shall be resolved by arbitration in accordance with the Company's arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Option shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Agreement, this Agreement shall control. In the event of a conflict between this Agreement and the Plan the Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

        16.    Disclosure Regarding Use of Personal Information and Participant's Consent.

        (a)    Definition and Use of "Personal Information."    In connection with the grant of this Option, and any other award under the Program or any other equity award program, and the implementation and administration of any such program, including, without limitation, Participant's actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant's home country.

        The "personal information" that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant's name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant's beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

        Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant's home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant's U.S. broker and equity account administrator and trade facilitator; (iii) Participant's U.S., regional and local employing entity and business unit management, including Participant's supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

        (b)    Participant's Consent.    BY ACCEPTING THIS AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT'S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY AWARDS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY AWARD, AS DESCRIBED ABOVE.

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CITIGROUP INC. EMPLOYEE OPTION GRANT AGREEMENT APPENDIX